Exhibit 21.1
CRAY INC.
PARENT & SUBSIDIARIES LIST

Parent /Subsidiary Name	Date Formed	Country/State	% Ownership
Cray Inc.	12/7/87	U.S./Washington State	Parent
Cray Federal Inc.	11/03/00	U.S./Washington State	100%
Cray Australia Pty Ltd.	3/23/00	Australia	100%
Cray Brazil, Inc.	8/25/00	U.S./Washington State	100%
Cray Computadores do Brasil Ltda.	11/17/00	Brazil	99.9%
Cray Canada (Washington), Inc.	3/17/00	U.S./Washington State	100%
Cray Canada Corporation	3/20/00	Canada	100%
Cray China Limited	8/7/00	China	100%
Cray Computer Finland Oy	6/20/00	Finland	100%
Cray Computer SAS	4/3/00	France	100%
Cray Computer Deutschland GmbH	3/31/00	Germany	100%
Cray Supercomputers (Israel) Ltd.	9/16/01	Israel	100%
Cray Italy S.r.l.	7/12/00	Italy	100%
Cray Japan, Inc.	3/17/00	U.S./Washington State	100%
Cray Korea, Inc.	3/17/00	U.S./Washington State	100%
Cray Netherlands B.V.	6/23/00	Netherlands	100%
Cray Computer South Africa (Proprietary) Limited	2/23/00	South Africa	100%
Cray Computer Spain, S.L.	3/30/00	Spain	100%
Cray-Tera Sweden AB	3/3/99	Sweden	100%
Cray Computer GmbH	4/5/00	Switzerland	100%
Cray Taiwan, Inc.	4/5/01	U.S./Washington State	100%
Cray U.K. Limited	3/7/00	United Kingdom	100%